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                                                                   EXHIBIT 5(b)


[LOGO]   FIRST CHICAGO
         The First National Bank of Chicago


         Law Department





                               December 1, 1994



Union Tank Car Company
225 West Washington Street
Chicago, Illinois 60606

Re:  Union Tank Car-Company
     Pass Through Certificates, Series 1994-A
     (the "Pass Through Certificates")

Ladies and Gentlemen:

We are counsel to the Corporate Trust Services Division of The First National Bank of Chicago ("First Chicago") and have represented it in connection with
(i) the Pass Through Trust Agreement to be dated as of December 15, 1994 (the "Pass Through Trust Agreement") to be entered into between Union Tank Car Company ("Union") and The First National Bank of Chicago, as Pass Through Trustee and (ii) the Pass Through Certificates to be issued under the Pass Through Trust Agreement from time to time.

We are attorneys licensed to practice law in the State of Illinois and do not purport to be an expert on the laws of any state other that the State of Illinois. Consequently, with regard to the following opinion, no opinion is expressed as to matters relating to laws of any jurisdiction other than the laws of the State of Illinois and federal laws applicable to national banks, and no opinion is expressed herein as to the Securities Act of 1933, as amended, the Trust Indenture Act of 1939, as amended, or any state securities or so-called "blue-sky" laws.

We have also examined such other documents and matters as we deemed relevant together with such matters of law which we have considered necessary or appropriate for the purposes of this opinion.

As such counsel, we are familiar with the Articles of Association and the By-Laws of First Chicago, with certificates of authority to exercise corporate trust powers issued to First Chicago by the Federal Reserve Board of the United States (as predecessor in jurisdiction to the Comptroller of the Currency of the United States), with certain Resolutions pertaining to the operation of the Corporate Trust Services Division of First Chicago, and with procedures of the Corporate Trust Services Division of First Chicago with respect to the authorization, execution and delivery of the above-described document.


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[LOGO] FIRST CHICAGO
       The First National Bank of Chicago

                                      CONTINUING OUR LETTER OF DECEMBER 1, 1994
                                      SHEET NO. 2


Basing our conclusions on such examination and familiarity, we are of the opinion:

   (i) First Chicago is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has full corporate power and authority to execute, deliver and carry out the terms of the Pass Through Trust Agreement.

   (ii) The execution and delivery of the Pass Through Trust Agreement and the Pass Through Certificates have been duly authorized by First Chicago, and assuming due authorization, execution and delivery of the Pass Through Trust Agreement by Union, will constitute the legal, valid and binding obligations of First Chicago, enforceable against First Chicago in accordance with their respective terms except as the enforcement thereof may be (a) limited by bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally, and (b) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

   (iii) Upon the due execution, authentication, issuance and delivery thereof in accordance with the requirements of the Pass Through Trust Agreement, the Pass Through Certificates will have been duly and validly issued and will be entitled to the benefits of the Pass Through Trust Agreement.

   (iv) Neither the execution nor the delivery by First Chicago of the Pass Through Trust Agreement nor the consummation of the transactions by First Chicago contemplated thereunder requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action with respect to, any governmental authority or agency under any existing federal law, rule or regulation governing the banking or trust powers of First Chicago.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement of the Company pursuant to which the Pass Through Certificates are being registered under the Securities Act of 1933 and to the reference to the Law Department of The First National Bank of Chicago under the caption "Legal Opinions" in the Registration Statement.

This opinion is furnished to you solely for your benefit in connection with the transactions contemplated by the Pass Through Trust Agreement and may not be used, circulated, quoted or otherwise referred to without our prior written consent.

                                      Very truly yours,

                                      /s/ The Law Department

                                      The Law Department
                                      The First National Bank of Chicago